UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2019

Commission file number 001-31617

BRISTOW GROUP INC.
(Exact name of registrant as specified in charter)

Delaware	72-0679819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2103 City West Blvd., 4th Floor, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

None

Former name, former address and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On February 20, 2019, the New York Stock Exchange (the “NYSE”) notified Bristow Group Inc. (the “Company”) that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2018. In accordance with the NYSE Listed Company Manual, the Company has contacted the NYSE to discuss the status of its quarterly filing. The Company expects that it will regain compliance with Section 802.01E of the NYSE Listed Company Manual upon filing such Quarterly Report on Form 10-Q, and is working towards such filing as soon as possible.
As previously disclosed, effective February 18, 2019, Stephen A. King resigned from the Board of Directors (the “Board”) of the Company. As a result of Mr. King’s resignation, the Audit Committee of the Board was temporarily comprised of two directors, each of whom are independent under the NYSE listing standards. As a result of Mr. King’s resignation, the Company was temporarily deficient of the requirement under Section 303A.07(a) of the NYSE Listed Company Manual that requires audit committees to be comprised of at least three independent directors. On February 20, 2019, the Company notified the NYSE that the Company was temporarily deficient in meeting this requirement of the NYSE Listed Company Manual. On February 20, 2019, the Board appointed Mr. Thomas C. Knudson to the Audit Committee. Upon Mr. Knudson’s appointment to the Audit Committee, the Company regained compliance with the Section 303A.07(a) of the NYSE Listed Company Manual.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: February 20, 2019	By:	/s/ L. Don Miller
L. Don Miller
Senior Vice President and Chief Financial Officer